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                                                                    EXHIBIT 12.1


                                     JSCE, INC.
            CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES


                                                                               Year Ended December 31,
                                                                --------------------------------------------------------
                                                                 1998       1997           1996        1995         1994
                                                                --------------------------------------------------------
                                                                             (Dollar amounts in millions)
Income (loss) from continuing operations before
       income taxes, extraordinary item and
       cumulative effect of accounting change                   $  (250)    $     (23)   $     131   $     373   $    46

Add (deduct):
       Minority interest share of income (loss)                                                              2        (1)
       Interest expense (a)                                         196           196          198         235       266
       Interest component of rental expense                          13            12           12          12        11
                                                                --------------------------------------------------------
Earnings available for fixed charges                            $   (41)    $     185    $     341   $     622    $  322
                                                                --------------------------------------------------------
                                                                --------------------------------------------------------
Fixed Charges:
       Interest expense (a)                                     $   196     $     196    $     198   $     235    $  266
       Capitalized interest                                           2             5            3           3         4
       Interest component of rental expense                          13            12           12          12        11
                                                                --------------------------------------------------------
             Total fixed charges                                $   211     $     213    $     213   $     250    $  281
                                                                --------------------------------------------------------
                                                                --------------------------------------------------------

Ratio of earnings to fixed charges                                   (b)           (b)        1.60        2.49      1.15
                                                                --------------------------------------------------------
                                                                --------------------------------------------------------

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(a)  Interest expense includes amortization of debt issuance cost of $8 million in 1998, $11 million in 1997, $13 million in 1996, $14 million in 1995 and $10 million in 1994.
(b) For the years ended December 31, 1998 and 1997, earnings were inadequate to cover fixed charges by $252 million and $28 million, respectively.